Exhibit 4.260

SERIES 2012-1 NOTE
PURCHASE AGREEMENT

dated as of March 9, 2012

TCL FUNDING LIMITED PARTNERSHIP
as Funding LP

- and -

DOLLAR THRIFTY AUTOMOTIVE GROUP CANADA INC.
as DTAG Canada

- and -

BNY TRUST COMPANY OF CANADA,
in its capacity as trustee of
RIDGE TRUST

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,
in its capacity as trustee of
KING STREET FUNDING TRUST

TABLE OF CONTENTS
Page

ARTICLE 1	DEFINITIONS	2

1.1	Definitions	2
1.2	Other Rules of Interpretation	4

ARTICLE 2	SERIES 2012-1 NOTES, FUNDING INCREASES, PAYMENT REPORTS	5

2.1	Initial Purchase and Sale of Series 2012-1 Notes	5
2.2	Principal Balance Increases	6
2.3	Deposit and Use of Increases	7
2.4	Principal Repayments	7
2.5	Terms of Series 2012-1 Notes and Payment to Accounts	8
2.6	Reports	8
2.7	Note Purchaser Records	8

ARTICLE 3	CONDITIONS PRECEDENT	9

3.1	Conditions Precedent to Issuance of the Series 2012-1 Note	9

ARTICLE 4	REPRESENTATIONS AND WARRANTIES, COVENANTS, ACKNOWLEDGEMENTS	10

4.1	Representations and Warranties of the Note Purchasers	10
4.2	Covenants of the Note Purchasers	11
4.3	Acknowledgements of the Note Purchasers	12
4.4	Survival of Representations, Warranties, Covenants and Acknowledgements of Note Purchaser	13
4.5	Covenants of DTAG Canada and Funding LP	13
4.6	Representations of DTAG Canada	14
4.7	Decisions and Consents	15

ARTICLE 5	INDEMNIFICATION	15

5.1	Indemnification by DTAG Canada	15
5.2	Notification of Potential Liability	16
5.3	Litigation	16
5.4	Tax Gross-Up	17
5.5	Tax Credit	17
5.6	Change in Circumstances	18
5.7	Survival	20

ARTICLE 6	GENERAL	20

6.1	Assignment	20
6.2	Governing Law	21
6.3	Headings etc	21
6.4	Severability	21
6.5	Notices, etc	21
6.6	Waivers and Amendments	23
6.7	Limitation of Liability	23
6.8	Binding Effect	23
6.9	Counterparts	23
6.10	No Petition	24

TABLE OF CONTENTS
(continued)

Page

SCHEDULE “A” FORM OF PAYOUT REPORT

SCHEDULE “B” FORM OF INCREASE REQUEST

SERIES 2012-1 NOTE PURCHASE AGREEMENT

(TCL Funding Limited Partnership Rental Car Asset Backed Notes, Series 2012-1)

MEMORANDUM OF AGREEMENT made as of March 9, 2012.

B E T W E E N:

DOLLAR THRIFTY AUTOMOTIVE GROUP CANADA INC., a company incorporated under the laws of Ontario
(hereinafter referred to as “DTAG Canada”)
- and -
TCL FUNDING LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, by its general partner, DTAG Canada
(hereinafter referred to as “Funding LP”)
- and -
BNY TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, in its capacity as trustee of RIDGE TRUST, a trust established under the laws of the Province of Ontario
(hereinafter referred to as “RIDGE Trust”)
- and -
COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, in its capacity as trustee of KING STREET FUNDING TRUST, a trust established under the laws of the Province of Ontario

(hereinafter referred to as “King Street”)

WHEREAS DTGC Car Rental Limited Partnership, a limited partnership formed under the laws of the Province of Ontario (“Rental LP”) has entered into a purchase agreement with Funding LP whereby Funding LP has sold, assigned, transferred and conveyed to Rental LP the Purchased Assets (as defined therein);

AND WHEREAS Funding LP, Rental LP and BNY Trust Company of Canada, as indenture trustee, have entered into the Indenture providing for, among other things, the creation of Series 2012-1 Notes;

AND WHEREAS each Note Purchaser wishes to purchase from Funding LP, and Funding LP wishes to sell to such Note Purchaser, a Series 2012-1 Note subject to the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions

Terms used herein which are defined in the Indenture including in the recitals hereto, either directly or by reference therein, have the meanings assigned to them in the Indenture unless otherwise defined herein.  In this Agreement:

“Affected Person” is defined in Section 5.6(b);

“Agreement” means this note purchase agreement, as the same may be amended, restated, modified or supplemented from time to time;

“CDOR” means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the “BA 1 Month” Rate for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day; and if such rates are not available on the Reuters Screen CDOR Page on any particular day, then CDOR on that day shall be calculated as the average of the 30 day rates applicable to Canadian Dollar denominated bankers’ acceptances quoted by Bank of Montreal and The Bank of Nova Scotia as of 10:00 a.m. Toronto, Ontario local time on such day; or if such day is not a Business Day, then as quoted by such bank on the immediately preceding Business Day;

“Commercial Paper” means short-term debt obligations issued by a Note Purchaser (or a lender to a Note Purchaser) from time to time to fund certain advances made by such Note Purchaser to Funding LP in accordance with Section 2.1 or 2.2 of this Agreement;

“Commitment Termination Date” means the earlier of (a) March 9, 2014, or such later date as the Note Purchasers may designate by written notice to the Indenture Trustee and Funding LP and in respect of which the Rating Agency Condition has been satisfied, and (b) the date upon which either Note Purchaser provides notice to Funding LP that the liquidity agreement in respect of the Commercial Paper of such Note Purchaser will not be renewed following the commercially reasonable best efforts of such Note Purchaser to renegotiate such liquidity agreement; provided that a notice may not be delivered under clause (b) of this definition earlier than 105 days prior to the date under clause (a) of this definition which is then in effect;

“DTAG Canada Financial Statements” means the unaudited balance sheets of DTAG Canada as at December 31, 2010 and September 30, 2011 and the statements of operations and statements of cash flows for the year ended December 31, 2010 and for the year to date period ended September 30, 2011;

“Gross-Up” is defined in Section 5.5;

“Gross-Up Payment” is defined in Section 5.5;

“Indenture” means the Trust Indenture and the Series 2012-1 Indenture Supplement;

“Issuer Trustee” means BNY Trust Company of Canada in respect of RIDGE Trust, and Computershare Trust Company of Canada in respect of King Street;

“Maximum Note Purchaser Funding Amount” means $150,000,000;

“Note Purchasers” means each of RIDGE Trust and King Street, and their respective successors and assigns, and “Note Purchaser” means any one of them;

“Payout Date” means (a) between September 1st and February 28th of each calendar year, each Friday (provided that if such day is not a Business Day, such Payout Date shall occur on the immediately preceding Business Day); (b) each Remittance Date; and (c) in respect of a principal repayment of a VAT Increase, such date specified in either clause (a) or (b) above and held in the Series 2012-1 Funding LP Account pending such payment;

“Payout Report” means a weekly report substantially in the form of Schedule “A” provided by the Servicer to each Note Purchaser pursuant to Section 2.4;

“Payout Reporting Date” means, in respect of a Payout Date, the day which is two Business Days prior to such Payout Date;

“Prime Rate” means the fluctuating annual interest rate which, on any day, shall be equal to the rate of interest publicly announced by (a) as it relates to RIDGE Trust or its assignee, Bank of Montreal, or (b) as it relates to King Street Funding Trust or its assignee, The Bank of Nova Scotia, in each case at its main office in Toronto, Ontario as its reference rate of interest for the purpose of determining interest rates it will charge on that day for loans made in Canada in Canadian dollars to its Canadian commercial customers and which it refers to as its “Prime Rate”;

“Program Fee” means 1.50% per annum or such other rate as Funding LP and the Note Purchasers may agree to from time to time;

“Purchase Price” is defined in Section 2.1(a);

“Securitization Agent” means, in respect of RIDGE Trust, BMO Nesbitt Burns Inc. and, in respect of King Street, Scotia Capital Inc., and their respective successors and assigns;

“Series 2012-1 Indenture Supplement” means the supplement to the Trust Indenture made as of March 9, 2012 between Funding LP, Rental LP, and the Indenture Trustee, pursuant to which the Series 2012-1 Notes are created and issued, as the same may be amended, supplemented or restated from time to time;

“Series 2012-1 Interest Amount” means, in respect of a Remittance Period, the sum of the following amounts calculated for each Note Purchaser on each day during such Remittance Period:

(a)
the product of (i) the portion of the Series 2012-1 Principal Balance funded by such Note Purchaser on such day through the issuance of Commercial Paper; times (ii) the weighted average interest rate or discount rate at which such Commercial Paper was issued or outstanding plus the Program Fee, times (iii) a fraction the numerator of which is one (1) and the denominator of which is 365; plus

(b)
the product of (i) the portion of the Series 2012-1 Principal Balance funded by such Note Purchaser on such day other than through the issuance of Commercial Paper (including any drawings or advances or loans made to such Note Purchaser under any liquidity agreement applicable to the Series 2012-1 Notes); times (ii) CDOR on such day plus 1.5% plus the Program Fee; times (iii) a fraction the numerator of which is one (1) and the denominator of which is 365.

“Tax Credit” is defined in Section 5.5;

“Transaction Parties” is defined in Section 3.1(e), and “Transaction Party” means any one of them;

“Trust Indenture” means the trust indenture made as of March 9, 2012 between Funding LP,  Rental LP and BNY Trust Company of Canada, as indenture trustee, as the same may be amended, supplemented or restated from time to time;

“Utilization Fee” means, for each Remittance Date in respect of which any part of the related Remittance Period occurred during the Series 2012-1 Revolving Period, a fee equal to the product of (a) the Utilization Fee Rate multiplied by the number of days in the related Remittance Period which occurred during the Series 2012-1 Revolving Period divided by 365; and (b) the difference between (X) 102% of the Maximum Note Purchaser Funding Amount; and (Y) the average of the Series 2012-1 Principal Balance during such Remittance Period;

“Utilization Fee Rate” means 0.65%, or such other rate as Funding LP and the Note Purchasers may agree to, from time to time; and

“VAT Increases” is defined in Section 2.2(b).

1.2	Other Rules of Interpretation

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

(a)	any reference to a designated “Article,” “section” or other subdivision or to a “Schedule” is to the designated Article, section or other subdivision of or Schedule to this Agreement;

(b)
the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of or Schedule to this Agreement;

(c)
the headings are for convenience of reference only and do not form part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(d)
the word “including” is not to be construed to limit a general statement, term or matter to the items set forth following such word but rather refers to all other items or matters that could reasonably fall within the scope of such general statement, term or matter;

(e)
all accounting terms not otherwise defined herein have the meanings assigned to them by, and all calculations to be made hereunder are to be made in accordance with Canadian GAAP as it may exist from time to time;

(f)
any reference to a statute is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or regulations;

(g)	any reference to an entity is also a reference to any entity that is a successor to such entity, provided that all restrictions on assignability and transfer set forth herein are complied with;

(h)	any reference to an “approval,” “authorization” or “consent” of a party means the written approval, written authorization or written consent of such party; and

(i)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

ARTICLE 2
SERIES 2012-1 NOTES, FUNDING INCREASES, PAYMENT REPORTS

2.1	Initial Purchase and Sale of Series 2012-1 Notes

(a)
The Note Purchasers hereby agree to purchase from Funding LP, and Funding LP hereby agrees to sell to the Note Purchasers, Series 2012-1 Notes in the initial principal amount of $60,000,000 for a price equal to such principal amount (the “Purchase Price”).  Each Note Purchaser shall purchase one Series 2012-1 Note representing 50% of such amount.

(b)
On the date hereof, Funding LP shall deliver to the Note Purchasers definitive certificates issued and authenticated in accordance with the Indenture representing the Series 2012-1 Notes purchased by them registered in their names against payment to Funding LP of the Purchase Price by wire transfer.

(c)
Subject to the terms of the Series 2012-1 Indenture Supplement, the Series 2012-1 Notes shall bear interest, which interest shall be calculated monthly, in arrears, and be payable on each Remittance Date in accordance with the terms of this Agreement and the Series 2012-1 Indenture Supplement.

(d)
Notwithstanding Section 3.10(b) of the Trust Indenture, the Series 2012-1 Notes purchased hereunder shall be the only Series 2012-1 Notes issued and Funding LP will not issue any additional Series 2012-1 Notes without the prior consent of the Note Purchasers.

2.2	Principal Balance Increases

(a)
For the purposes of Section 4.6 of the Series 2012-1 Indenture Supplement, and in addition to the conditions contained therein, the obligation of the Note Purchasers to fund any Series 2012-1 Increase Amount (which amount shall be allocated equally between the Note Purchasers) shall be subject to satisfaction or waiver of the following conditions:

(i)	any such request for a Series 2012-1 Increase Amount shall be substantially in the form of Schedule “B” and must be made prior to the Commitment Termination Date;

(ii)	after giving effect to the increase, each portion of the Series 2012-1 Principal Balance allocated to each Note Purchaser will not exceed 50% of the Maximum Note Purchaser Funding Amount;

(iii)	any such request for a Series 2012-1 Increase Amount must be made not later than 3:00 p.m. (Toronto time) on the second Business Day prior to the Increase Date;

(iv)	no more than four requests for a Series 2012-1 Increase Amount have been made in any calendar month; and

(v)
each of the representations and warranties of Funding LP, Rental LP, DTAG Canada and the Parent under all Transaction Documents shall be true and correct in all material respects as if made on the Increase Date, unless such representation and warranty is made specifically as of another date;

The failure of one Note Purchaser to fund its portion of a Series 2012-1 Increase Amount will not release the other Note Purchaser of its obligation to fund its portion.  No Note Purchaser shall be liable for any failure by the other Note Purchaser to perform its obligations under this Agreement.  The obligations of the Note Purchasers under this Agreement are several and not joint or joint and several.  No increase in the Maximum Note Purchaser Funding Amount shall be made without satisfaction of the Rating Agency Condition.

(b)
For the purposes of Section 4.6 of the Series 2012-1 Indenture Supplement, and in addition to the conditions contained therein and in clause (a) above, the obligation of the Note Purchasers to fund any Series 2012-1 Increase Amount for the purpose of paying VAT obligations (a “VAT Increase”) shall be subject to satisfaction or waiver of the following additional conditions:

(i)	the VAT Increase shall not be greater than the Series 2012-1 Allocation Percentage of the VAT obligations such Series 2012-1 Increase Amount is intended to fund;

(ii)	the Increase Date in respect of a VAT Increase shall be a Remittance Date between May 1 and August 31 in each calendar year;

(iii)
the Note Purchasers shall have received (A) Canada Revenue Agency forms 59 (Business Consent) and 469 (Direct Deposit) executed by Rental LP and in form satisfactory to the Note Purchasers, acting reasonably, and (B) evidence of confirmation of receipt by Canada Revenue Agency of such form 59 (Business Consent) and confirmation that such form 59 (Business Consent) continues to be on file on the date of the VAT Increase; and

(iv)
the amount of the VAT Increase plus the amount of all prior VAT Increases advanced in the prior one year period shall not exceed $15,000,000 (which amount is included in, and is not in addition to, the Maximum Note Purchaser Funding Amount).

2.3	Deposit and Use of Increases

Proceeds of each Series 2012-1 Increase Amount (other than VAT Increases) shall be contributed by Funding LP to Rental LP and deposited by Rental LP to the Master Vehicle Account and may only be applied in accordance with the Series 2012-1 Transaction Documents.  The proceeds of VAT Increases shall be contributed by Funding LP to Rental LP and applied to pay VAT obligations of Rental LP incurred in connection with the purchase of Rental LP Vehicles during April, May, June and July of such calendar year.  Until the proceeds of VAT Increases are so applied, they shall be deposited by Rental LP to the VAT Account and not commingled with other amounts.

2.4	Principal Repayments

(a)
Not later than 12:00 noon (Toronto time) on each Payout Reporting Date, the Servicer shall provide to each Note Purchaser a Payout Report setting out the amount of funds that Funding LP has determined it is to pay to such Note Purchaser as a principal repayment on the applicable Payout Date.

(b)	Principal repayments in respect of the Series 2012-1 Notes may only be made on a Payout Date.

(c)
During the Series 2012-1 Revolving Period, any principal repayments in respect of the Series 2012-1 Notes (other than principal repayments relating to VAT Increases or made pursuant to Section 5.3(a)(v) of the Series 2012-1 Indenture Supplement), must not be less than $1,000,000 and must be in increments of $100,000 above that amount.

(d)
An amount equal to the amount of all input tax credits received by Rental LP in respect of VAT payments funded through VAT Increases shall be distributed to Funding LP and applied by Funding LP to the repayment of VAT Increases forthwith upon receipt by Rental LP or crediting by Rental LP against any remittance otherwise required by Rental LP until such time as all VAT Increases have been repaid.

2.5	Terms of Series 2012-1 Notes and Payment to Accounts

The terms, provisions, restrictions and conditions attaching to the Series 2012-1 Notes are as set out in the Indenture, a copy of which each Note Purchaser acknowledges having received and read. Subject to the Indenture, payments of principal and interest owing under the Series 2012-1 Note, and any other amounts payable by Funding LP to the Note Purchasers shall be made to the following accounts, (or such other account as a Note Purchaser may designate by written notice to Funding LP from time to time):

RIDGE Trust Account: Bank: Bank of Montreal Account Number: 0002-1329-956	King Street Funding Trust Account: Bank: Bank of Nova Scotia Account Number: 80002-07197-14

2.6	Reports

(a)
On the Business Day prior to the Estimation Date, each Note Purchaser shall provide to Funding LP for inclusion in the Estimation Report its best estimate of the portion of the Series 2012-1 Interest Amount and Utilization Fee payable to it for the current Remittance Period.

(b)
On the Business Day prior to the Settlement Date, each Note Purchaser shall give notice to Funding LP for inclusion in the Settlement Report of the portion of the Series 2012-1 Interest Amount and Utilization Fee payable to it for the current Remittance Period and any adjustment required to account for the difference between the actual portion of the Series 2012-1 Interest Amount and Utilization Fee payable to it for the prior Remittance Period and such amounts as shown on the Settlement Report for the prior Remittance Period.

2.7	Note Purchaser Records

The books and records maintained by the Note Purchasers shall constitute, in the absence of manifest error, conclusive evidence of the indebtedness of Funding LP to the Note Purchasers.

ARTICLE 3
CONDITIONS PRECEDENT

3.1	Conditions Precedent to Issuance of the Series 2012-1 Note

The obligations of the parties under this Agreement shall be subject to the satisfaction of the following conditions on or before the Series 2012-1 Closing Date unless otherwise waived by the parties or party to whom the obligation or obligations are owed:

(a)	All Transaction Documents shall have been entered into on terms and conditions satisfactory to each Note Purchaser.

(b)
Each Note Purchaser shall have received, in form satisfactory to it, executed copies of all discharges and releases, if any, necessary to discharge or release all Liens and all other rights or interests of any Person in the Purchased Assets or Rental LP Vehicles previously granted by or through Funding LP, Rental LP or any other Person (other than Permitted Encumbrances) and copies of the relevant financing change statements or other appropriate discharge instruments with the registration date, time and number stamped thereon.

(c)
Each Note Purchaser shall have received all searches necessary in connection herewith (which searches shall disclose no Liens on the assets of Rental LP or Funding LP other than Permitted Encumbrances and Liens being discharged and released as of the Series 2012-1 Closing Date).

(d)	Each Note Purchaser will have received verification statements, or other documents reasonably requested by such Note Purchaser, to evidence:

(i)	the recording of the Funding LP Security Interest granted by Funding LP to the Indenture Trustee under the Trust Indenture pursuant to the PPSA (or equivalent) in each of the applicable jurisdictions;

(ii)	the recording of the Rental LP Security Interest granted by Rental LP to the Indenture Trustee under the Trust Indenture pursuant to PPSA (or equivalent) in each of the applicable jurisdictions; and

(iii)	the recording of the assignment of the Purchased Assets from Funding LP to Rental LP under the Funding/Rental Purchase Agreement pursuant to the PPSA (Ontario).

(e)
Each Note Purchaser will have received a certified copy of (i) the charter documents and by-laws (or equivalent governing documents) of each Partnership, each partner of the Partnerships, and the Parent (collectively, the “Transaction Parties”); (ii) the resolutions of the board of directors (or any duly authorized committee or other governing body thereof), of each Transaction Party approving the entering into of all Series 2012-1 Transaction Documents to which they are a party and the completion of all transactions contemplated thereunder; (iii) all other instruments evidencing necessary corporate, company or partnership action of each Transaction Party and of any required authorization with respect to such matters; and (iv) the names and true signatures of its officers authorized to sign the Series 2012-1 Transaction Documents manually or by mechanical means.

(f)
The Indenture Trustee and each Note Purchaser will have received a favourable opinion or opinions from counsel to the Transaction Parties in the jurisdiction of formation of each Transaction Party and in each jurisdiction specified by the Indenture Trustee or a Note Purchaser as is relevant, and which satisfies the Rating Agency Condition, including an opinion or opinions as to: (i) the corporate existence, good standing, due authorization, execution and enforceability of all Series 2012-1 Transaction Documents; (ii) the validity and perfection of the Security Interests created by the Trust Indenture; (iii) the non-consolidation of Rental LP and the General Partner of Rental LP with DTAG Canada or Funding LP; and (iv) true sale matters in respect of the Funding/Rental Purchase Agreement.

(g)
Each Note Purchaser will have received evidence satisfactory to such Note Purchaser disclosing registration of each Partnership in the form of a certified business names report and certificates evidencing the legal existence and good standing of all Transaction Parties, from each of the applicable jurisdictions.

(h)	Each Note Purchaser will have received all other documents that it has reasonably requested from any Transaction Party.

(i)	Each Note Purchaser will have received evidence satisfactory to such Note Purchaser as to the establishment of the Partnership Accounts;

(j)	Each Note Purchaser will have received evidence satisfactory to such Note Purchaser with respect to the funding of Estimation Deposits on the Series 2012-1 Closing Date.

(k)
Each Note Purchaser will have received evidence satisfactory to such Note Purchaser confirming that the purchase of the Series 2012-1 Note by such Note Purchaser will not result in a downgrade or withdrawal of the ratings of the Commercial Paper issued by such Note Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES, COVENANTS, ACKNOWLEDGEMENTS

4.1	Representations and Warranties of the Note Purchasers

Each Note Purchaser represents and warrants to Funding LP (as to itself only and not as to the other Note Purchaser) that:

(a)
Organization. The Note Purchaser is a trust validly formed and existing under the laws of the Province of Ontario and the Note Purchaser has the power and authority to enter into this Agreement and to perform its obligations hereunder.  Its Issuer Trustee is a trust company validly existing under the laws of Canada and is duly qualified to act as trustee of the Note Purchaser.

(b)
Authorization. This Agreement has been duly authorized, executed and delivered by the Note Purchaser and is a legal, valid and binding obligation of the Note Purchaser, enforceable against the Note Purchaser by Funding LP in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)
No Violation. The execution and delivery of this Agreement by the Note Purchaser and the consummation of the transactions herein provided for will not result in the breach or violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Note Purchaser under (i) the declaration of trust of the Note Purchaser; (ii) any indenture or loan agreement to which the Note Purchaser is a party or by which it is bound; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Note Purchaser; or (iv) any Applicable Law, which breach, violation, default, conflict or acceleration is reasonably likely to have a material adverse effect in respect of the holders of its Commercial Paper.

(d)
Consents and Approvals. There is no requirement for the Note Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for filings, notifications, consents and approvals, all of which have been made, given or obtained, as the case may be.

(e)	Residency. The Note Purchaser is not a “non-resident” of Canada for the purposes of the Income Tax Act.

(f)	Investment Canada. The Note Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act.

4.2	Covenants of the Note Purchasers

(a)
Each Note Purchaser covenants and agrees to provide Funding LP with written notice of any failure by an agent or lender under a liquidity agreement entered into by such Note Purchaser in connection with funding its investment in the Series 2012-1 Notes to accept a request by such Note Purchaser to extend the current expiry date of such liquidity agreement within 10 Business Days of such Note Purchaser becoming aware of such failure and, in any event, at least 105 days prior to the current expiry date of such liquidity agreement.

(b)
Each Note Purchaser shall during the term hereof maintain its existence as a validly constituted trust or legal entity and shall remain a resident of Canada for purposes of the Income Tax Act.  Each Note Purchaser shall not divulge, except to its agents, employees, Affiliates, rating agencies, professional advisors, liquidity providers, prospective assignees of its Series 2012-1 Note, the Indenture Trustee or, following a Servicer Termination Event, a prospective Replacement Servicer, on a need to know basis or as required by law, the confidential business of each Partnership or DTAG Canada.  Information shall not be confidential for the purposes of this Section 4.2(b) if it becomes generally available to the public from a source other than a Note Purchaser or becomes known to a Note Purchaser from a source other than the Partnerships or DTAG Canada and its representatives provided that such source, so far as is known to the Note Purchaser, is not bound by a contractual or other obligation of confidentiality to each Partnership and DTAG Canada.

(c)
Each Note Purchaser covenants that prior to the occurrence of an Event of Default, it will not take any steps to act upon any forms which may be delivered pursuant to Section 2.2(b)(iii) (including giving any instructions to act upon such forms to the Indenture Trustee).

4.3	Acknowledgements of the Note Purchasers

Each Note Purchaser hereby acknowledges and agrees with Funding LP, and acknowledges that Funding LP is relying on such acknowledgements in entering into this Agreement and in selling the Series 2012-1 Note to the Note Purchaser, that:

(a)	the Series 2012-1 Note is subject to resale restrictions under Securities Legislation and that it shall comply with all relevant Securities Legislation concerning any resale of the Series 2012-1 Note;

(b)
unless permitted under Securities Legislation, it shall not “trade,” sell or otherwise dispose of, the Series 2012-1 Note for a period of four months and one day from the later of (i) the date of this Agreement, and (ii) the date the issuer becomes a reporting issuer in any province or territory;

(c)	the definitive certificate representing the Series 2012-1 Notes, as well as any certificate(s) issued in exchange therefor, or in substitution thereof, shall bear the following legend:

“Unless permitted under securities legislation, the holder of this security must not trade this security before the later of (i) July 11, 2012 and (ii) the date the issuer of this security becomes a reporting issuer in any province or territory. This security is subject to restrictions on transferability contained in the Note Purchase Agreement made as of March 9, 2012 between TCL Funding Limited Partnership, Dollar Thrifty Automotive Group Canada Inc., BNY Trust Company of Canada, in its capacity as trustee of RIDGE Trust, and Computershare Trust Company of Canada, in its capacity as trustee of King Street Funding Trust.”;

(d)	neither Funding LP nor its respective representatives have made any written or oral representations:

(i)	that any person will resell or repurchase the Series 2012-1 Note;

(ii)	that any person will refund the Purchase Price of the Series 2012-1 Note;

(iii)	as to the future price or value of the Series 2012-1 Note; or

(iv)	that the Series 2012-1 Note will be listed and posted for trading on any stock exchange or that application has been made therefore; and

(e)	it shall execute and deliver, within the applicable time periods, all documentation as may be required by Securities Legislation to permit the sale by it of the Series 2012-1 Note.

4.4	Survival of Representations, Warranties, Covenants and Acknowledgements of Note Purchaser

The representations, warranties, covenants and acknowledgements of the Note Purchasers set forth herein are material and shall not merge on the completion of the execution and delivery of this Agreement, or upon the completion of any sale, transfer and assignment of the Series 2012-1 Notes hereunder, and shall survive and continue in full force and effect until the obligations of the Note Purchasers hereunder in favour of Funding LP have been performed in full by the Note Purchasers.

4.5	Covenants of DTAG Canada and Funding LP

(a)
Each of DTAG Canada and Funding LP agrees that it shall not divulge, except to its agents, employees, rating agencies, professional advisors, prospective assignees, or the Indenture Trustee, on a need to know basis or as required by law, the confidential business of either Note Purchaser.  Information shall not be confidential for the purposes of this Section 4.5(a) if it becomes generally available to the public from a source other than DTAG Canada or one of its Affiliates or becomes known to DTAG Canada or Funding LP from a source other than the Note Purchasers and their representatives provided that such source, so far as is known to DTAG Canada or Funding LP, is not bound by a contractual or obligation of confidentiality to a Note Purchaser.  DTAG Canada shall cause Funding LP to comply with this covenant.

(b)
DTAG Canada shall not permit any amendment to the form of Franchise Vehicle Lease Agreement without the consent of the Note Purchasers and, in the event that any such amendment is material, shall provide the Rating Agencies with at least 10 Business Days prior written notice.

(c)	DTAG Canada shall cause the General Partner of Rental LP to comply in all material respects with its articles and by-laws and shall not permit the amendment of such articles and by-laws.

(d)	DTAG Canada shall not repay any loans from any Affiliate of DTAG Canada if to do so would result in the Tangible Net Worth of DTAG Canada being less than $15 million.

(e)
Neither DTAG Canada nor any Affiliate of DTAG Canada shall carry on any activities outside the Partnerships in a manner detrimental to the interests of the Partnerships provided, however, that the foregoing shall not prohibit an Affiliate of DTAG Canada from, directly or indirectly, owning or operating a Car Rental Business or businesses similar to and/or in the same geographical area as the Partnerships and otherwise competing with the Partnerships in the Car Rental Business so long as (i) such Car Rental Business operates under a different name and from different locations (with different counters in an airport car rental centre or similar car rental centre being considered a different location) and using different vehicles, and (ii) DTAG Canada or its Affiliate do not exercise a preference detrimental to the Partnerships in the acquisition, disposition, rental, operation, maintenance or use of Rental LP Vehicles, on the one hand, and vehicles owned or leased by the competing business, on the other hand.  For the purpose of this section, an Affiliate of DTAG Canada will not have acted in a manner detrimental to the Partnerships in its conduct of a competing Car Rental Business solely because of the rental pricing or marketing decisions taken by such Affiliate in operating that competing business.  DTAG Canada shall not own any Vehicles which are utilized in the DT Car Rental Business.

(f)	DTAG covenants and agrees that in its capacity as the General Partner of Funding LP, it will perform, or cause Funding LP to perform, its obligations as Servicer under the Transaction Documents.

(g)
DTAG covenants and agrees to perform, in its capacity as General Partner of the Servicer but at its own expense, the obligations of the Servicer relating to insurance under Section 13.3 of the Indenture.

(h)	Funding LP shall pay the Utilization Fee to the Series 2012-1 Noteholders during the Series 2012-1 Revolving Period as provided for in this Agreement and the Series 2012-1 Indenture Supplement.

4.6	Representations of DTAG Canada

DTAG Canada represents and warrants to the Note Purchasers that:

(a)
The DTAG Canada Financial Statements have been prepared in accordance with US GAAP and present fairly and disclose in all material respects the financial condition, assets and liabilities of DTAG Canada as at the respective dates of the DTAG Canada Financial Statements and the sales, earnings and results of operations for DTAG Canada for the respective periods covered by the DTAG Canada Financial Statements.  There has been no material adverse change in the results of operations, financial position or condition of DTAG Canada since the date of the most recent balance sheet forming part of DTAG Canada Financial Statements.

(b)	DTAG Canada does not have any material obligations or liabilities of any kind whatsoever, whether accrued, contingent or otherwise, other than:

(i)	obligations or liabilities disclosed on, reflected in or provided for in the DTAG Canada Financial Statements; and

(ii)
obligations or liabilities incurred in the ordinary course of business of DTAG Canada since September 30, 2011, none of which has been materially adverse to the nature of DTAG Canada’s business, results of operations, assets, financial position or condition.

(c)
DTAG Canada is not insolvent and has not (i) admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due, (ii) proposed a compromise or arrangement to its creditors, (iii) had any petition for a receiving order or bankruptcy filed against it, (iv) consented to have itself declared bankrupt or wound up, (v) consented to have a receiver, liquidator or trustee appointed over any part of its assets, (vi) had any encumbrancer take possession of any of its property, (vii) had any execution or distress become enforceable or become levied upon any of its property which could reasonably be expected to have a material adverse effect on the ability of DTAG Canada to carry out its obligations under the Series 2012-1 Transaction Documents, or (viii) had any unsatisfied judgment outstanding against it for more than 15 days which could reasonably be expected to have a material adverse effect on the ability of DTAG Canada to carry out its obligations under the Series 2012-1 Transaction Documents.

(d)	The Franchise Vehicle Lease Assignment Agreement has not been amended, restated or supplemented since May 3, 2010.

4.7	Decisions and Consents

Unless otherwise specified in the Series 2012-1 Transaction Documents, any decision or consent (including consent to any waiver) required by or from the Note Purchasers shall require that both Note Purchasers agree with such decision or provide such consent.

ARTICLE 5
INDEMNIFICATION

5.1	Indemnification by DTAG Canada

Without limiting any other rights which the Note Purchasers may have hereunder, under any other Series 2012-1 Transaction Documents or under Applicable Law, DTAG Canada hereby agrees to indemnify each Note Purchaser and its respective trustees, employees, officers, directors, agents and assigns (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable legal fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of the Indemnified Parties arising out of or as a result of a breach or violation of any of the Series 2012-1 Transaction Documents by either Partnership or DTAG Canada, excluding, however, damages, losses, claims, liabilities, costs and expenses resulting from gross negligence or wilful misconduct on the part of the Note Purchaser.  The obligations of DTAG Canada under this Section 5.1 shall survive any termination of any of the Series 2012-1 Transaction Documents.  Without limiting the generality of the foregoing, DTAG Canada shall indemnify the Indemnified Parties for Indemnified Amounts awarded or incurred as aforesaid relating to or resulting from:

(a)
reliance on any representation, warranty or statement made by either Partnership or DTAG Canada (or any of their respective officers) under, in or in connection with any of the Series 2012-1 Transaction Documents, any officer’s certificate or any information or report delivered by either Partnership or DTAG Canada pursuant hereto or thereto, which shall have been false, incorrect or inaccurate in any respect when made;

(b)	any failure of either Partnership or DTAG Canada to perform its respective covenants or obligations in accordance with the provisions of any of the Series 2012-1 Transaction Documents;

(c)
the failure by Rental LP or DTAG Canada to comply with any Applicable Law with respect to any Rental LP Vehicle, Vehicle Rental Agreement, Franchise License Agreement, or Franchise Vehicle Lease Agreement or the non-conformity of any such agreement with any Applicable Law;

(d)
any claim for personal injury, death, property damage or product liability which may arise by reason of, result from or be caused by, or relate to the use, operation, maintenance or ownership of, Rental LP Vehicles;

(e)	any commingling of Rental Revenues with other funds of the Servicer or any other Person; and

(f)
the disclosure of personal information by DTAG Canada to either Partnership, the Note Purchasers or the Indenture Trustee, the collection or use of such personal information by the Partnerships, the Note Purchasers or the Indenture Trustee, or their respective agents or assigns, disclosure of such personal information to any Replacement Servicer or collection or use of such personal information by any Replacement Servicer that is not in compliance with Applicable Law, provided that, other than in respect of DTAG Canada, the collection, use or disclosure of such personal information is solely in connection with the renting, disposition or servicing of the Rental LP Vehicles in accordance with the Transaction Documents and for no other purpose unless required by law.

5.2	Notification of Potential Liability

Each of the parties hereto will, upon obtaining actual knowledge of situations involving possible liability under this Article 5, promptly notify the other parties thereof.

5.3	Litigation

At the request of a Note Purchaser, DTAG Canada shall, at its expense, cooperate with such Note Purchaser in any action, suit or proceeding brought by or against such Note Purchaser relating to any of the transactions contemplated by any of the Series 2012-1 Transaction Documents, any Rental LP Vehicles or Vehicle Rental Agreements (except for an action, suit or proceeding by one of the parties hereto against another party hereto).

In addition, DTAG Canada agrees to notify each Note Purchaser and each Note Purchaser agrees to notify DTAG Canada, at DTAG Canada’s expense, promptly upon obtaining actual knowledge of any pending or threatened action, suit or proceeding, if the judgment or expenses of defending such action, suit or proceeding would be covered by Section 5.1 (except for an action, suit or proceeding by one of the parties hereto against another party hereto); provided, however, that if (a) DTAG Canada shall have acknowledged that Section 5.1 would cover any judgment or expenses in any action, suit or proceeding, and (b) in the sole determination of the Note Purchasers, DTAG Canada has the financial ability to satisfy such judgment or expenses, then DTAG Canada shall have the right, on behalf of the Note Purchasers but at DTAG Canada’s expense, to defend such action, suit or proceeding with counsel selected by DTAG Canada, and shall have sole discretion as to whether to litigate, appeal or enter into an exclusively monetary settlement.

5.4	Tax Gross-Up

If Funding LP shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable by Funding LP to a Note Purchaser hereunder, under the Series 2012-1 Transaction Documents or in connection with the delivery, filing and recording hereof and of the other documents to be delivered hereunder and the consummation of the transactions contemplated hereby, or if a Note Purchaser shall be required to pay any Taxes in respect of any sum received by such Note Purchaser from Funding LP hereunder:

(a)
the sum payable to such Note Purchaser shall be increased as may be necessary (or an amount shall be owed to such Note Purchaser) so that, after all required deductions, withholdings or payments in respect of such Taxes have been made, such Note Purchaser receives or retains an amount equal to the sum that such Note Purchaser would have received or retained had no such deductions, withholdings or payments been made;

(b)	Funding LP shall make such deductions or withholdings; and

(c)
Funding LP shall pay forthwith the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with Applicable Law and will provide to such Note Purchaser copies of such forms as are required to be provided to such authority evidencing the payment by Funding LP.

For greater certainty, it is hereby acknowledged by the parties hereto that Funding LP shall not be liable to indemnify the Indemnified Parties under this Section for any Taxes payable by, or required to be withheld by, Funding LP on account of Taxes payable on the income of such Note Purchaser, Taxes payable by virtue of the non-resident status of such Note Purchaser, Taxes currently payable on the capital of such Note Purchaser or Taxes payable by reason of any breach of this Agreement or any other Transaction Document by such Note Purchaser.

5.5	Tax Credit

If a payment (a “Grossed-Up Payment”) made by Funding LP to a Note Purchaser includes an amount (a “Gross-Up”) referred to in Section 5.4, and a Note Purchaser is able to apply for or otherwise take advantage of any tax credit, deduction in computing income or similar benefit by reason of any withholding or deduction made by Funding LP in respect of the Grossed-Up Payment

(such credit, deduction or benefit hereinafter being referred to as a “Tax Credit”), then such Note Purchaser will, at the expense of Funding LP, use reasonable endeavours to obtain the Tax Credit and, if it realizes the Tax Credit (whether by way of reducing taxes payable, receiving a tax refund, or otherwise), such Note Purchaser shall, subject to the provisos to this Section 5.5, pay to Funding LP such amount, if any (not exceeding the Gross-Up) as is determined in the discretion of such Note Purchaser to be equal to the net after tax value to such Note Purchaser of such part of the Tax Credit as is reasonably attributable to such withholding or deduction having regard to all dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same.  Any such reimbursement shall be conclusive evidence of the amount due to Funding LP and shall be accepted by it in full and final settlement of its rights of reimbursement hereunder; provided that notwithstanding the foregoing, (a) nothing herein contained shall interfere with the right of a Note Purchaser to arrange its tax affairs in whatever manner it deems fit and, in particular, a Note Purchaser shall not be under any obligation to claim relief from its profits or similar tax liability in respect of any such deduction or withholding in priority to any other relief, claims, credits or deductions available to it, and (b) a Note Purchaser shall not be obligated to disclose to Funding LP any information regarding its tax affairs or tax computations; provided, further, that if, as a result of (i) an audit of a Note Purchaser by its auditors or by a taxing authority, or (ii) any change to the affairs of a Note Purchaser or to the available information concerning such affairs, which change is relevant to the determination that reimbursement with respect to a Tax Credit is payable to Funding LP hereunder, such Note Purchaser determines, in its discretion, that any such payment made by such Note Purchaser to Funding LP hereunder would not have been made had such Note Purchaser known the results of such audit or anticipated such change, or would have been made in a smaller amount, then Funding LP shall pay to such Note Purchaser the amount of such payment which such Note Purchaser so determines to have been an overpayment.

5.6	Change in Circumstances

If at any time:

(a)
the introduction of, or any change (including any change by way of imposition or increase of any reserve requirements or a capital tax) in, or in the interpretation or administration of, any Applicable Law by any court or governmental authority, in each case made after the date hereof;

(b)
the compliance by a Note Purchaser, or a liquidity agent under any liquidity agreement in favour of a Note Purchaser relating to the Series 2012-1 Notes, a Securitization Agent, or any of their Affiliates (each, an “Affected Person”), with any changed or introduced guideline, direction or request, or any change in the interpretation or administration thereof, made after the date hereof from or by any governmental authority or professional self-regulating or governing body (including, for greater certainty, the Office of the Superintendent of Financial Institutions Canada, the Board of Governors of the United States Federal Reserve System or any other body or entity governing accounting treatment or reserve requirements) (whether or not having the force of law); or

(c)
any Affected Person is required pursuant to any legal or regulatory requirement, request, direction or guideline, or change in the interpretation or administration thereof (including with respect to reserve, deposit, capital adequacy, capital allocation or similar requirements) regardless of the date adopted, enacted or issued, from or by any governmental authority or other body described in (b) above or the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority to any of them), to post or allocate additional capital or the maintenance or allocation of capital by any Affected Person is otherwise affected by any of the foregoing, to or from that which is maintained by any such Affected Person and any such change or affect is determined by the Affected Person to be due to, related to or as a result of the Affected Person’s direct or indirect (including through the provision of liquidity support for the Commercial Paper) obligations under or related to this Agreement and any such change or affect;

has the effect of:

(i)
(A) increasing the costs, expenses, or liabilities of any Affected Person (including as a result of a change in the Affected Person’s capital position), as such costs, expenses or liabilities relate to the advancing or funding of Series 2012-1 Increase Amounts hereunder or maintaining all or any portion of the Series 2012-1 Principal Balance or paying for any liquidity agreement relating to the Series 2012-1 Notes, (B) reducing the rate of return (on capital or otherwise) to any Affected Person in connection with, or as a result of any Affected Person either having to raise additional capital, having to adjust the amount of capital to be maintained or incurring a deteriorated capital position as a result of the advancing or funding of Series 2012-1 Increase Amounts hereunder or maintaining all or any portion of the Series 2012-1 Principal Balance or paying for any such liquidity agreement, (C) requiring the payment of any Taxes on or calculated with reference to the capital or debt of the Affected Person, or (D) requiring the Affected Person to make any payment it would not otherwise be required to make; or

(ii)	reducing the amount of any Series 2012-1 Interest Amount or any Utilization Fee of a Note Purchaser,

Funding LP shall, from time to time upon demand by a Note Purchaser, pay to the applicable Note Purchaser or the applicable Affected Person simultaneously with the payment of, as the case may be, the amount of any such increased costs, expenses or liabilities incurred, reduction in amounts received or receivable, reduction in rate of return or required payment made or to be made.  The applicable Note Purchaser shall deliver to Funding LP a certificate setting forth the computation of the amount of any such increased costs, expenses or liabilities, reduction in amounts received or receivable, reduction in rate of return, or required payment made or to be made, which computation may utilize such averaging and attribution methods as the applicable Note Purchaser or the applicable Affected Person believes, acting reasonably, to be fair.  Upon becoming aware thereof, each Note Purchaser shall promptly notify Funding LP of any event or circumstance which could result in any payment being required to be made by Funding LP to such Note Purchaser pursuant to this Section 5.6.

5.7	Survival

It is expressly acknowledged and agreed by the parties hereto that the obligations of DTAG Canada and Funding LP under this Article 5 shall survive the consummation of the transactions contemplated by any of the Series 2012-1 Transaction Documents and, notwithstanding the occurrence of such events, shall continue in full force and effect.

ARTICLE 6
GENERAL

6.1	Assignment

No party hereto may sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of or subject to any charge, lien, security interest or other encumbrance all or any interest herein or in the Series 2012-1 Notes except with the consent of the other parties hereto each in its absolute discretion.  Notwithstanding the foregoing, a Note Purchaser may:

(a)
sell, exchange, transfer, assign or otherwise dispose of all or any part of its interest herein and in its Series 2012-1 Note to its Securitization Agent or any Affiliate thereof or to any other Person for which its Securitization Agent is the securitization agent or administrator without the consent of Funding LP or DTAG Canada; provided that any such sale, exchange, transfer or assignment shall not result in the Series 2012-1 Interest Amount applicable to such Series 2012-1 Note exceeding the product of: (i) for the applicable Remittance Period, the weighted average principal amount of debt obligations issued by such Note Purchaser (or any loans made to such Note Purchaser (howsoever characterized)) to fund the advances made by such Note Purchaser to Funding LP under the Series 2012-1 Notes in accordance with the Indenture and this Agreement; and (ii) the sum of the applicable Prime Rate and the Program Fee for such Remittance Period;

(b)
pledge its Series 2012-1 Note and its interest in this Agreement as security for Commercial Paper (or any loans made to such Note Purchaser (howsoever characterized) and funded by the issuance of Commercial Paper or otherwise); and

(c)
if a Series 2012-1 Early Amortization Event occurs that has not been waived, transfer the whole or any part of its interest herein or in its Series 2012-1 Note without the consent of Funding LP or DTAG Canada, who shall be obligated for all purposes hereof to recognize such transfer, subject to the condition that each such transferee pursuant to this subsection 6.1(c) shall agree in writing with Funding LP and DTAG Canada to be bound by the provisions of this Agreement.

Each Note Purchaser shall give prompt written notice to the Rating Agencies of any sale or assignment of such Note Purchaser’s Series 2012-1 Note.

6.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each of the parties hereto hereby attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

6.3	Headings etc.

The division of this Agreement into sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include the recitals and any agreement supplemental hereto.

6.4	Severability

In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.  Each of the provisions of this Agreement is hereby declared to be separate and distinct.

6.5	Notices, etc.

Any notice, report, demand, waiver, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made for all purposes if delivered personally or transmitted by fax to the party or to an officer of the other party to whom the same is directed, addressed as follows:

(a)	if to Funding LP, addressed to it at:

TCL Funding Limited Partnership,
c/o Dollar Thrifty Automotive Group Canada Inc.
6050 Indian Line
Mississauga, Ontario
L4V 1G5

Attention:                  President, Chief Financial Officer and Treasurer
Fax No.:                      (918) 669-2970

with a copy to:

Dollar Thrifty Automotive Group, Inc.
5330 E. 31st Street
P.O. Box 35985
Tulsa, OK  74135-0985

Attention:                  Senior Executive Vice President, Chief Financial Officer
                                    and Treasurer
Fax No.:                      (918) 669-2970

(b)	if to DTAG Canada

Dollar Thrifty Automotive Group, Inc.
5330 E. 31st Street
P.O. Box 35985
Tulsa, OK  74135-0985

Attention:                  Senior Executive Vice President, Chief Financial Officer
                                    and Treasurer
Fax No.:                      (918) 669-2970

(c)	if to RIDGE Trust, addressed to it at:

c/o BMO Nesbitt Burns Inc.
3rd Floor Podium
1 First Canadian Place
Toronto, Ontario
M5X 1H3

Attention:                  Managing Director, Securitization
Fax No.:                      (416) 359-1910

(d)	if to King Street Funding Trust, addressed to it at:

c/o Computershare Trust Company of Canada
100 University Avenue, 11th Floor
Toronto, Ontario
M5J 2Y1

Attention:                  Account Administrator
Fax No.:                      (416) 981-9788

with a copy to:

Scotia Capital Inc.
68th Floor, Scotia Plaza
40 King Street West
P.O. Box 4085, Stn. “A”
Toronto, Ontario
M5W 2X6

Attention:                  Structured Finance
Fax No.:                      (416) 945-4534

Any such communication that is given by personal delivery shall be deemed to have been received on the day of actual delivery thereof and any notice given by fax shall be deemed to have been received on the first Business Day after the transmittal thereof.  Each Note Purchaser may change its address or fax number by giving written notice of such change to Funding LP or Funding LP may change its address or fax number by giving such notice thereof to each Note Purchaser.

6.6	Waivers and Amendments

(a)
No failure on the part of a Note Purchaser or a Securitization Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single exercise or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(b)	No waivers or material amendments of any provision of this Agreement shall be effective unless the Rating Agency Condition has been satisfied in respect thereof.

6.7	Limitation of Liability

(a)
The obligations or liabilities of RIDGE Trust under this Agreement shall be satisfied only out of the property or assets of RIDGE Trust and no resort shall be had to the property or assets of BNY Trust Company of Canada or any of its shareholders, directors, officers, employees or agents or any of the beneficiaries of RIDGE Trust (other than the property or assets of RIDGE Trust).  BNY Trust Company of Canada is entering into this Agreement on behalf of RIDGE Trust solely in its capacity as trustee of RIDGE Trust, and this Agreement shall enure to the benefit of and be binding upon the successors of BNY Trust Company of Canada in its capacity as trustee of RIDGE Trust.

(b)
The obligations or liabilities of King Street Funding Trust under this Agreement shall be satisfied only out of the property or assets of King Street Funding Trust and no resort shall be had to the property or assets of Computershare Trust Company of Canada or any of its shareholders, directors, officers, employees or agents or any of the beneficiaries of King Street Funding Trust (other than the property or assets of King Street Funding Trust).  Computershare Trust Company of Canada is entering into this Agreement on behalf of King Street Funding Trust solely in its capacity as trustee of King Street Funding Trust, and this Agreement shall enure to the benefit of and be binding upon the successors of Computershare Trust Company of Canada in its capacity as trustee of King Street.

6.8	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the parties hereto and, to the extent permitted hereunder, their respective successors and assigns.

6.9	Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document.  All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

6.10	No Petition

(a)
Each of Funding LP and DTAG Canada agrees that it shall not institute against, or join any other Person in instituting against, a Note Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any Insolvency Legislation, until one year and a day after the last maturing commercial paper note issued by such Note Purchaser is paid.

(b)
Each of the Note Purchasers agrees that it shall not institute against, or join any other Person, other than pursuant to the Indenture, in instituting against, Rental LP any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any Insolvency Legislation, until one year and a day after the last maturing Series 2012-1 Note is paid.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

TCL FUNDING LIMITED PARTNERSHIP, by its general partner, DOLLAR THRIFTY AUTOMOTIVE GROUP CANADA INC.
By:
Name:
Title:

DOLLAR THRIFTY AUTOMOTIVE GROUP CANADA INC.
By:
Name:
Title:

BNY TRUST COMPANY OF CANADA, as trustee of RIDGE TRUST, by its Securitization Agent, BMO NESBITT BURNS INC.
By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as trustee of KING STREET FUNDING TRUST, by its Securitization Agent, SCOTIA CAPITAL INC.
By:
Name:
Title:

By:
Name:
Title:

SCHEDULE “A”

FORM OF PAYOUT REPORT

SCHEDULE “B”

FORM OF INCREASE REQUEST

INCREASE REQUEST

TO:	RIDGE TRUST and KING STREET FUNDING TRUST
(together, the “Note Purchasers”)

FROM:                  TCL FUNDING LIMITED PARTNERSHIP (“Funding LP”)

RE:
Series 2012-1 Note Purchase Agreement dated March ●, 2012 (the “Note Purchase Agreement”) among Funding LP, as note issuer, the Note Purchasers, as note purchasers, and Dollar Thrifty Automotive Group Canada Inc. (“DTAG Canada”).

DATE:                      ●
               ________________________________________________________________________

1.
This Increase Request is made pursuant to Section 2.2(a) of the Note Purchase Agreement.  Capitalized terms used but not defined in this Increase Request shall have the meanings ascribed to such terms in the Note Purchase Agreement.

2.
Funding LP hereby irrevocably requests an increase in the Series 2012-1 Principal Balance in an amount equal to the Increase Amount on the Increase Date, which Increase Amount is to be deposited to the bank account on the Increase Date, as is set out below:

Maximum Note Purchaser
Funding Amount:	[●]

Increase Amount:	$●, of which
$● is requested of RIDGE Trust, and [NTD: 50%]
$● is requested of King Street Funding Trust [NTD: 50%]
[NTD: Increase Amount must not be less than $4,000,000 and in equal increments of $100,000]

Increase Date:	● [NTD: Each Increase Request must be made no later than 3:00 p.m. on the second Business Day before the applicable Increase Date, (Toronto Time). No more than four can be made in any calendar month.]

Series 2012-1 Principal Balance
after payment of Increase	$●
Amount:

Increase Amount payment	Funding LP hereby irrevocably directs each Note Purchaser
direction:	to deposit its portion of the Increase Amount to the following bank account:

Bank Information:	Bank of Montreal
100 King St. West, PO Box 3
Toronto, ON M5X 1A3

S.W.I.F.T. Address:	BOFMCAM2

Financial Institution Code:	0001

Transit:	0002

Account #:	1622-562

Account Name:	BNY Trust Company of Canada, as secured party for DTGC Car Rental Limited Partnership

3.
Each of the representations and warranties of Funding LP, Rental LP, DTAG Canada and the Parent under all Transaction Documents are true and correct in all material respects as if made on the Increase Date, unless such representation or warranty is made specifically as of another date.

4.	No Series 2012-1 Early Amortization Event has occurred and not been waived as of the date hereof.

5.	No U.S. Event of Default shall have occurred and not been waived by the required lenders under the applicable credit agreement.

6.	The Series 2012-1 Revolving Period has not ended as of the date hereof.

7.	After giving effect to the requested Increase Amount, the Net LC and Cash Collateral Amount will be equal to or greater than the Minimum LC and Cash Collateral Amount.

8.	After giving effect to the requested Increase Amount, the Net Hedge Available Amount will be equal to or greater than the Required Hedge Note Issuance Amount.

9.	After giving effect to the requested Increase Amount, the Aggregate Cash Enhancement Amount will be equal to or greater than Aggregate Minimum Cash Enhancement Amount.

10.	After giving effect to the requested Increase Amount, the Series 2012-1 Enhancement Amount will be equal to or greater than the Series 2012-1 Minimum Enhancement Amount.

11.
After giving effect to the requested Increase Amount, each portion of the Series 2012-1 Principal Balance allocated to each Note Purchaser will not exceed 50% of the Maximum Note Purchaser Funding Amount.

[Signature page follows]

TCL FUNDING LIMITED PARTNERSHIP, by its general partner, DOLLAR THRIFTY AUTOMOTIVE GROUP CANADA INC.
By:
Name:
Title: